  Exhibit 99.1

Palatin Technologies, Inc. Reports Second Quarter

Fiscal Year 2020 Financial Results and Recent Business Highlights

 — Dry Eye Disease Phase 2 Study to Commence Q1 2020 – Data Q4 2020

 — Approximately $92 Million in Cash and Cash Equivalents at December 31, 2019

 — AMAG Announced Plans to Divest Vyleesi® for Premenopausal Women with Hypoactive Sexual Desire Disorder (HSDD)

 — Teleconference and Webcast to be held on February 11, 2020

CRANBURY, NJ – February 11, 2020 – Palatin Technologies, Inc. (NYSE American: PTN), a specialized biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems, whose product candidates are targeted, receptor-specific therapeutics for the treatment of diseases with significant unmet medical need and commercial potential, today announced results for its second quarter ended December 31, 2019.

“The June 2019 FDA approval of Vyleesi® was meaningful on two fronts,” said Carl Spana, Ph.D., President and Chief Executive Officer of Palatin. “For premenopausal women, it provides a safe and effective, as-needed treatment option for those with HSDD. For Palatin, we now have an enhanced cash position of $92 million at December 31, 2019, which puts us in an excellent position to advance our pipeline programs. We have two Phase 2 clinical studies starting in the first half of calendar year 2020: a dry eye disease study with data expected in the fourth quarter of calendar year 2020 and an ulcerative colitis trial with data expected in mid-calendar year 2021.”

“AMAG’s planned divestiture of Vyleesi is based on its change in strategy, and is not a result of the Vyleesi launch performance to date,” continued Spana. “As the licensor, we maintain certain rights and will take appropriate steps to ensure that the value of Vyleesi remains intact and continues to grow. We will also continue to be opportunistic and flexible as the divestiture process advances, with the objective that the ultimate licensee of the North American rights to Vylessi is committed to the robust commercialization of the product.”

Recent Business Highlights

Hypoactive Sexual Desire Disorder (HSDD) / Vyleesi® (bremelanotide injection)
On January 9, 2020 AMAG Pharmaceuticals, Inc. (“AMAG”) announced that, as a result of a strategic review, it will divest Vyleesi, which it exclusively licensed from Palatin for North America, and another female healthcare product, Intrarosa®. AMAG stated that it has received preliminary expressions of interest in these assets.

Under the Vyleesi license agreement, AMAG has a contractual obligation to use commercially reasonable efforts to commercialize Vyleesi. If AMAG materially breaches this obligation and fails to cure such breach, Palatin could potentially have the right to terminate the license agreement and have Vyleesi returned to Palatin. In the event AMAG assigns its Vyleesi license, the assignee must expressly agree to be bound by the Vyleesi license agreement between AMAG and Palatin.

Palatin is advancing discussions on Vyleesi collaborations for territories outside the currently licensed territories of North America, China, and Korea, and anticipates executing multiple agreements during calendar year 2020. Vyleesi is licensed to Fosun Pharma in China and Kwangdong Pharmaceuticals in South Korea. Both companies are advancing Vyleesi through the regulatory process in their respective territories, which includes the conduct of certain clinical studies in those territories prior to filing for market approval.

Vyleesi is the first as-needed treatment approved for premenopausal women with acquired, generalized HSDD. AMAG Pharmaceuticals, Palatin’s North American licensee, launched Vyleesi nationally in September 2019 through select specialty pharmacies with its established women’s health sales force of approximately 125 sales representatives. While AMAG has not yet released prescription numbers for the quarter ended December 31, 2019, AMAG has stated publicly that the “Vyleesi launch is off to a strong start.”

Anti-Inflammatory / Autoimmune Programs
Melanocortin agonist products are under development for the treatment of inflammatory and autoimmune diseases such as dry eye, uveitis, diabetic retinopathy and inflammatory bowel diseases (ulcerative colitis).

An investigational new drug application (IND) for PL9643 in dry eye disease was filed with the US Food and Drug Administration (FDA) in December 2019. A Phase 2 clinical study is expected to commence in the first quarter of calendar year 2020, with data readout anticipated in the fourth quarter of calendar year 2020.

A Phase 2 proof-of-concept clinical study with an oral formulation of PL8177 in ulcerative colitis patients is anticipated to start mid-calendar year 2020, with data readout mid-calendar year 2021.

Palatin continues its assessment and development work related to the treatment of patients with diabetic retinopathy and non-infectious uveitis (NIU), an indication which FDA granted orphan drug designation, with the objective of commencing clinical trials in calendar year 2021.

Natriuretic Peptide Receptor (NPR) System Program
Palatin has designed and is developing potential drug candidates that are selective agonists for one or more different natriuretic peptide receptors, including natriuretic peptide receptor-A (NPR-A), natriuretic peptide receptor B (NPR-B), and natriuretic peptide receptor C (NPR-C).

PL3994, an NPR-A agonist, will be evaluated in a Phase 2a clinical study in heart failure patients with preserved ejection fraction. The proposed study is a collaboration with two major academic medical centers and is supported by an American Heart Association grant. The study is anticipated to start patient enrollment in 2020.

PL3994 has potential utility in the treatment of a number of cardiovascular diseases, including genetic and orphan diseases resulting from a deficiency of endogenous active NPR-A. PL5028, a dual NPR-A and NPR-C agonist in development for cardiovascular diseases, has potential for reducing cardiac hypertrophy and fibrosis, among other indications.

Genetic Obesity Program
Palatin’s melanocortin receptor 4 (MC4r) peptide PL8905 and orally active small molecule PL9610 are currently under investigation for the treatment of rare genetic metabolic and obesity disorders. These programs are under internal evaluation for orphan designations, potential development, and licensing.

Second Quarter Fiscal Year 2020 Financial Results

Revenue
For the quarter ended December 31, 2019, Palatin recognized as revenue $20,610 in reimbursement of shared Vyleesi costs related to our license agreement with AMAG. There were no revenues recorded in the quarter ended December 31, 2018.

Operating Expenses
Total operating expenses for the quarter ended December 31, 2019 were $5.7 million compared to $5.1 million for the comparable quarter of 2018. The increase in operating expenses was mainly due to the final payment of $625,000 made in connection with the mutually agreed upon termination of our engagement agreement on Vyleesi with Greenhill & Co.

Other Income/Expense, net
Total other income was $397,480 for the quarter ended December 31, 2019 compared to total other income $7,871 for the quarter ended December 31, 2018. The difference is related primarily to the increase in investment income.

Net Loss
Palatin reported a net loss of $(5.2) million, or $(0.02) per basic and diluted share, for the quarter ended December 31, 2019, compared to a net loss of $(5.0) million, or $(0.02) per basic and diluted share, for the same period in 2018.

The difference in financial results between the three months ended December 31, 2019 and 2018 was attributable to the increase in operating expenses of $0.6 million offset by the increase of $0.4 million in other income.

Cash Position
Palatin’s cash, cash equivalents, and accounts receivable total $91.6 million as of December 31, 2019, compared to cash, cash equivalents, and accounts receivable of $103.8 million at June 30, 2019. Current liabilities were $1.4 million as of December 31, 2019, compared to $4.2 million as of June 30, 2019.

Conference Call / Webcast
Palatin will host a conference call and audio webcast on February 11, 2020 at 11:00 a.m. Eastern Time to discuss the results of operations for the quarter ended December 31, 2019 in greater detail and provide an update on corporate developments. Individuals interested in listening to the conference call live can dial 1-800-353-6461 (US/Canada) or 1-334-323-0501 (international), conference ID 7551093. The audio webcast and replay can be accessed by logging on to the “Investor/Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and audio webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (US/Canada) or 1-719-457-0820 (international), passcode 7551093. The webcast and telephone replay will be available through February 18, 2020.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a specialized biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com.

-More-

Forward-looking Statements
Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about clinical trial results, potential actions by regulatory agencies including the FDA, regulatory plans, development programs, proposed indications for product candidates, AMAG’s plans to divest Vyleesi, Palatin’s ongoing relationship with AMAG and ability to protect its rights as the Vyleesi licensor, and market potential for product candidates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, transfer of marketing and sale of Vyleesi in North America to another pharmaceutical company, sales of Vyleesi in the United States and elsewhere in the world, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Vyleesi® is a registered trademark of AMAG Pharmaceuticals, Inc. in North America and of Palatin Technologies, Inc. elsewhere in the world.

###(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018

REVENUES
License and contract	$20,610	$-	$117,989	$34,505

OPERATING EXPENSES
Research and development	3,257,624	2,961,656	6,385,113	6,584,347
General and administrative	2,404,093	2,088,565	4,236,535	4,129,147
Total operating expenses	5,661,717	5,050,221	10,621,648	10,713,494

Loss from operations	(5,641,107)	(5,050,221)	(10,503,659)	(10,678,989)

OTHER INCOME (EXPENSE)
Investment income	399,982	100,169	770,636	253,752
Interest expense	(2,502)	(92,298)	(11,553)	(299,169)
Total other income (expense), net	397,480	7,871	759,083	(45,417)

NET LOSS	$(5,243,627)	$(5,042,350)	$(9,744,576)	$(10,724,406)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.04)	$(0.05)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	234,923,592	206,487,984	234,018,417	205,724,321

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Balance Sheets
(unaudited)

	December 31, 2019	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$91,459,480	$43,510,422
Accounts receivable	117,989	60,265,970
Prepaid expenses and other current assets	656,599	637,289
Total current assets	92,234,068	104,413,681

Property and equipment, net	167,913	141,539
Right-of-use assets	173,666	-
Other assets	179,916	179,916
Total assets	$92,755,563	$104,735,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$135,171	$504,787
Accrued expenses	1,079,591	2,848,692
Notes payable, net of discount	-	332,896
Other current liabilities	160,178	499,517
Total current liabilities	1,374,940	4,185,892

Other liabilities	13,488	-
Total liabilities	1,388,428	4,185,892

Stockholders’ equity:
Preferred stock of $0.01 par value – authorized 10,000,000 shares; shares issued and outstanding designated as follows:
Series A Convertible: authorized 264,000 shares: issued and outstanding 4,030 shares as of December 31, 2019 and June 30, 2019	40	40
Common stock of $0.01 par value – authorized 300,000,000 shares:
issued and outstanding 229,174,754 shares as of December 31, 2019 and 226,815,363 shares as of June 30, 2019	2,291,748	2,268,154
Additional paid-in capital	394,592,802	394,053,929
Accumulated deficit	(305,517,455)	(295,772,879)
Total stockholders’ equity	91,367,135	100,549,244
Total liabilities and stockholders’ equity	$92,755,563	$104,735,136